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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report: (Date of earliest event reported) November 8, 2001



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                         1-3247                   16-0393470
(State or other jurisdiction     (Commission              (I.R.S. Employer
of incorporation)                File Number)             Identification No.)



One Riverfront Plaza, Corning, New York                   14831
(Address of principal executive offices)                  (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)



N/A
(Former name or former address, if changed since last report)
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Item 5.   Other Events.


         On November 8, 2001, Corning Incorporated, a New York corporation (the "Company"), entered into an Underwriting Agreement (the "Underwriting Agreement") with Goldman, Sachs & Co., J.P. Morgan Securities Inc., Banc of America Securities LLC, Salomon Smith Barney Inc., and Credit Suisse First Boston Corporation (the "Underwriters") pursuant to which the Company proposes to issue and sell to the Underwriters US$600,000,000 principal amount of 3.50% Convertible Debentures due November 1, 2008 (the "Convertible Debentures"), plus up to an additional $90,000,000 principal amount of Convertible Debentures if the Underwriters exercise in full their option to purchase additional securities. The Convertible Debentures will be convertible into shares of common stock of the Company, par value $0.50 per share at any time after issuance. The conversion price is $9.6750 per share, subject to adjustment in certain circumstances.

         The Convertible Debentures were registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3 (File No. 333-57082). The Convertible Debentures will be issued pursuant to the provisions of an Indenture dated as of November 8, 2000 and a Second Supplemental Indenture expected to be dated as of November 14, 2001, between the Company and JPMorgan Chase Bank, formerly The Chase Manhattan Bank, as trustee. The form of the Indenture was incorporated by reference as Exhibit
4.01 to the Company's Registration Statement on Form S-3 (File No. 333-57082). The form of the Second Supplemental Indenture is attached hereto as Exhibit 4.1 to this Current Report.

         Exhibit 12.1 to this Current Report shows the computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 and for the nine months ended September 30, 2001.

Item 7.   Financial Statements & Exhibits

Exhibits:

4.1 Form of Second Supplemental Indenture between Corning Incorporated and JPMorgan Chase Bank, to be dated as of November 14, 2001.

12.1 Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              CORNING INCORPORATED
                              Registrant



Date:  November 13, 2001        By /s/ DENISE A. HAUSELT
                                      Denise A. Hauselt
                                      Assistant General Counsel and Secretary